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                                                                     EXHIBIT 11

                     SARA LEE CORPORATION AND SUBSIDIARIES

                  COMPUTATION OF NET INCOME PER COMMON SHARE

                      (in millions except per share data)




                                              Thirteen Weeks Ended         Thirteen Weeks Ended
                                               September 30, 1995            October 1, 1994
                                              ---------------------       ---------------------
                                                          Fully                        Fully
                                               Primary    Diluted          Primary     Diluted
                                              ---------  ----------       ---------  ----------
EARNINGS:

Net income                                     $  186        $  186        $  165       $  165

Less:  Dividends on Preferred Stocks,
       net of tax benefits                         (7)           (3)           (6)          (3)

Adjustment attributable to conversion of
       ESOP Convertible Preferred Stock            --            (2)           --           (2)
                                               ------        ------        ------       ------

Net Income Available for Common Stockholders   $  179        $  181        $  159       $  160
                                               ======        ======        ======       ======

SHARES:

Average Shares Outstanding                        480           480           479          479

Add:  Common Stock Equivalents -

          Stock options                             2             2             1            1

          ESOP Convertible Preferred Stock         --            18            --           18

          Restricted stock and other                1             2             1            1
                                               ------        ------        ------       ------

Adjusted Weighted Average Shares Outstanding      483           502           481          499
                                               ======        ======        ======       ======


Net Income Per Common Share:                   $ 0.37        $ 0.36        $ 0.33       $ 0.32
                                               ======        ======        ======       ======






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